Exhibit 99.1

REVA ANNOUNCES VOLUNTARY SUSPENSION OF TRADING

San Diego, California (Tuesday, February 19, 2019 - PST) – REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”) said today that on 20 February 2019 (AEDT), the Australian Securities Exchange issued a market announcement indicating that the securities of the Company will be suspended from quotation immediately at the Company’s request until the beginning of trading on 25 February 2019. The voluntary request for suspension was made in accordance with ASX Listing Rule 17.2 while the Company continues its efforts to raise additional capital.

About REVA Medical

REVA Medical is a medical device company focused on the development and commercialization of bioresorbable polymer technologies for vascular applications. The Company’s products include the Fantom Encore and MOTIV bioresorbable vascular scaffolds for the treatment of coronary artery disease and below-the-knee peripheral artery disease, respectively. REVA is currently selling Fantom Encore in Germany, Switzerland, Austria, the Netherlands, Belgium, Luxembourg, Italy and Turkey and is in the process of commercializing Fantom Encore in seven additional countries. REVA is based in San Diego, California.

Fantom, Fantom Encore, MOTIV, and Tyrocore are trademarks of REVA Medical, Inc.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management's beliefs, assumptions, and expectations and on information currently available to management. All statements that are not statements of historical fact, including those statements that address future operating plans or performance and events or developments that may occur in the future, are forward-looking statements, such as those statements regarding the projections and timing surrounding commercial operations and sales, clinical trials, pipeline product development, and future financings. No undue reliance should be placed on forward-looking statements. Although management believes forward-looking statements are reasonable as and when made, forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to vary materially from those expressed in forward-looking statements, including the risks and uncertainties that are described in the "Risk Factors" section of our Annual Report on Form 10-K filed with the US Securities and Exchange Commission (the “SEC”) on March 7, 2018, and as updated in our periodic reports thereafter. Any forward-looking statements in this announcement speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

United States	Australia	Australia
Investor & Media Enquiries:	Investor Enquiries:	Media Enquiries:
REVA Medical, Inc.	Perpetuity Capital Pty Ltd	Buchan Consulting
Leigh Elkolli	Kim Jacobs	Rebecca Wilson
Chief Financial Officer	+61 438 217 279	+61 3 9866 4722
+1 858-966-3018	Andrew Cohen +61 408 333 452

HEAD OFFICE: 5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE: Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000 • +61 2 9237 2800 • ARBN 146 505 777